EX-99.1
                          TEXT OF CONFERENCE CALL

(Paul Egan):

Ladies and Gentlemen, I'm Paul Egan, President and Chief Executive Officer for FreeStar Technology. We have some exciting news to discuss today but first I would like to read a cautionary statement.

This conference call may contain forward-looking statements made by the senior management of FreeStar that involve risks and uncertainties that could affect FreeStar's ability to achieve the anticipated financial results. Additionally, certain statements contained in the call that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. FreeStar intends that forward-looking statements in the call be subject to the safe harbor created thereby. FreeStar actual results could differ materially from the results projected in, or implied by, such forward-looking statements as a result of risk factors including the risk factors set forth in our filings with the SEC.

We have a number of positive developments which I would like to discuss with you today -- this our second official conference call - with many more to come -- as I noted in my last call. I want to reiterate that the management and board of directors of FreeStar are very committed to maximum transparency and you, as shareholders, or potential shareholders, will find an extraordinarily high level of disclosure with the company as we move forward.

For those of you who may be new to FreeStar.we are a global technology force focused on exploiting a first-to-market advantage for enabling ATM and debit card transactions on the Internet and high-margin credit card processing. FreeStar Technology's Enhanced Transactional Secure Software ("ETSS") is a proprietary software package that empowers consumers to consummate e-commerce transactions on the Internet with a high level of security using credit, debit, ATM (with PIN) or smart cards. It sends an authorization number to the e-commerce merchant, rather than the consumer's credit card information, to provide a high level of security. The company maintains its corporate headquarters in Santo Domingo, Dominican Republic, and offices in Dublin, Ireland, and Helsinki, Finland.

I would like to divide this call into two parts. The first part has been created with the goal of providing much more information regarding the $75 million buyout and the principals and financial professionals behind FreeStar Acquisition Corporation.

To recap the transaction: It is a $75 million cash offer from a privately-held company, FreeStar Acquisition Corporation, to acquire all of FreeStar Technology Corporation's outstanding capital stock. I want to emphasize that FreeStar Acquisition Corporation is not owned in whole or part by FreeStar Technology Corporations or any of its affiliates as will be more fully explained in a moment. Based on the number of FSRC shares currently issued and outstanding, the offer is valued at approximately $.49 per share (after payment of existing indebtedness, but excluding conversion of outstanding preferred stock and exercise of in-the-money stock options), which represents a 158% premium over the closing price of FreeStar's common stock on April 23, 2003. While there are not guarantees that this transaction will be concluded successfully, if it is - based on our current share price of can be a very substantial return for our shareholders indeed.

So where are we in the buyout process?

Specifically, senior management of FreeStar has met with the representatives of FreeStar Acquisition Corporation who have examined our payment processing systems for Rehaxsi and have also carried out due diligence on the processing contract and merchants associated with Rahaxi. They are now here in the Dominican Republic and proceeding with due diligence on ePay Latina, the Latin American subsidiary of FreeStar, which will include various contracts with Banks and Visa Net Domincana.

Now I would like to provide some information on FreeStar Acquisition Corporation and the people behind it.

I would like to introduce Mr. Pehr Marklund representative of the buyer, who just visited FreeStar's head office in the Dominican
Republic this last week:

(Pehr Marklund):

Ladies and gentlemen, my name is Pehr Marklund and it is a pleasure to be with you this afternoon..

I represent Phaeton Investments Limited, which entered into a letter agreement to acquire FreeStar Technology Corporation on April 24th of this year for $.49 per share through a wholly owned subsidiary entity called FreeStar Acquisition Corporation, formed in Delaware for this purpose.

It is my understanding that there has been some confusion in the market as to Phaeton Investment's intentions and I would like to begin by laying to rest any concerns about my clients' resolve to close a definitive Agreement. I have conducted due diligence investigations on behalf of the principals of Phaeton Investments and Mr. Thulin in M&A transactions dating back to the nineteen eighties which have been both considerably larger and more complex than the one contemplated by the letter agreement of April 24th. My client has incurred considerable costs to date and remains firmly committed to expediting mutually acceptable definitive terms within the timeframe stipulated by the letter agreement.

The first phase of our due diligence, involving a detailed onsite review of all aspects of FreeStar's processing operations in Helsinki, Finland, was completed last week. We commenced the second phase here in the Dominican Republic yesterday, where we are currently conducting an equally rigorous review of the parent company. My findings will be submitted to Phaeton Investments and associated financiers in a due diligence report within 10 days, following which time merger terms will be drafted. Barring any scheduling difficulties, we anticipate that final negotiations will take place in Europe before the middle of June.

We are grateful to FreeStar's management team for the level of cooperation demonstrated throughout these proceedings and feel confident that the deal contemplated will be closed in a timely manner.

(Paul Egan):

In summary, I would like to say that:

1. The management and board of directors of FSRC, in conjunction with the buyer and the buyer's representatives, are fully committed to this transaction and we want to confirm that publicly.

2.  The acquisition process is proceeding according to plan.

While there are no guarantees that this transaction will be successfully concluded, we and the buyer's representatives wanted to make a public announcement regarding their respective commitments to the transaction.

That concludes part 1 or our webcast and conference call. Thank you Pehr for joining us.

We would now like to discuss our exceptional results of our latest quarter.

As noted in our press release, for the quarter, the Company reported net sales of $312,631, as compared to net sales of $0 for the three months ended March 31, 2002. The Company reported a net loss of $3,033,483, or ($0.02) per share, for the three months ended March 31, 2003, as compared to a net loss of $297,348, or ($0.01) per share, for the three months ended March 31, 2002.

The Company reported net sales of $321,331 for the nine months ended March 31, 2003, as compared to net sales of $86,005 for the nine months ended March 31, 2002. The Company reported a net loss of $8,572,335, or ($0.10) per share, for the nine months ended March 31, 2003, as compared to a net loss of $2,599,806, or ($0.08) per share, for the nine months ended March 31, 2002. This loss, for the nine months ended March 31, 2003, relates principally to the consideration paid in FSRC common stock for the company's Northern European processing platform, Rahaxi Processing Oy.